Mail Stop 4561
      July 28, 2005

Mr. James B. Dale
Chief Financial Officer
Arlington Hospitality, Inc.
2355 South Arlington Heights Road, Suite 400
Arlington Heights, Illinois 60005

	Re:	Arlington Hospitality, Inc.
		Form 10-K for the year ended December 31, 2004
		Filed March 31, 2005
		File No. 0-15291

Dear Mr. Dale:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


      							Sincerely,


      							Linda Van Doorn
Senior Assistant Chief Accountant



Mr. James Dale
Arlington Hospitality, Inc.
July 7, 2005
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